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                                                                    EXHIBIT 99.1


For further information, contact:
    Mark Train
    President & CEO
    (414) 277-9300
    www.jasoninc.com

                              FOR IMMEDIATE RELEASE
                                January 31, 2000

                                  PRESS RELEASE

                    JASON MANAGEMENT TO TAKE COMPANY PRIVATE

MILWAUKEE, WI. Jason Incorporated (NASD:JASN) announced today that it has signed a definitive merger agreement providing for the acquisition of the Company by its senior management and Saw Mill Capital Fund II, LP, an affiliate of Saw Mill Capital LLC, a New York based private equity firm. The management buyout group is being led by Vincent L. Martin, Chairman of Jason, and Mark Train, President and Chief Executive Officer. The transaction will be submitted to shareholders for a vote and is expected to close in the second quarter of 2000.

The Merger Agreement, which was approved by Jason's Board of Directors following the unanimous recommendation by an independent Special Committee of the Board, provides for a cash payment to all common shareholders (other than Messrs. Martin and Train) of $11.25 per share in cash. Messrs. Martin and Train will own approximately 40% of the common equity in the surviving corporation. Messrs. Martin and Train will receive aggregate consideration equal to approximately $10.90 per share in connection with the Merger and related transactions. The remaining common equity is being provided by Saw Mill Capital Fund II, LP and certain members of Jason's senior management. The total value of the transaction is approximately $335 million.

In connection with the Merger, Messrs. Martin and Train and certain of their affiliates have provided Saw Mill Capital with an irrevocable proxy to vote their shares (representing approximately 38% of the Company's outstanding common stock) in favor of the Merger and all other related transactions.

The Special Committee of the Board, in making its decision to approve the Merger, relied on the opinion of its independent financial advisor, Lehman Brothers Inc., and the advice of independent legal counsel, Michael Best & Friedrich. Lehman Brothers Inc. opined that the consideration being provided to the public shareholders was fair from a financial point of view.

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The Merger Agreement provides that "Notwithstanding its recommendation and consistent with the terms of the Merger Agreement, the Special Committee of the Company's Board of Directors requested that the Company's financial advisor, Lehman Brothers Inc., and legal advisor, Michael Best & Friedrich LLP, be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the Special Committee of the Company's Board of Directors concludes that the failure to provide information to, or engage in discussions or negotiations with, such parties would be inconsistent with its fiduciary duties to the Company's shareholders, Lehman Brothers Inc. and Michael Best & Friedrich LLP, in conjunction with the Special Committee of the Company's Board of Directors, may provide information to and engage in discussions and negotiations with such parties in connection with any such indicated interest."

Mark Train, Jason's CEO commented that "the Company believes that the proposed transaction is in the best interests of all of Jason's shareholders, as well as its employees and customers. The public markets have failed to value Jason in accordance with its performance and its position in the markets it serves. The transaction provides shareholders with a 63% premium over the last sixty days average closing stock price. As a private company, Jason will continue to invest in, and grow its businesses."

Vince Martin, Jason's Chairman, commented that "we are particularly pleased to have Saw Mill Capital as our new partner. Saw Mill Capital understands the businesses that Jason is in and is committed to continue the growth strategy which has guided Jason for the last fifteen years."

Howard Unger, Managing Director of Saw Mill Capital, commented "Saw Mill Capital backs experienced and successful management. Jason has consistently delivered exceptional financial results over the last 15 years and we agree with management that in recent years shareholders have not been accorded fair value in the public markets. We are pleased to assist management in their effort to maximize shareholder value and to pursue their successful growth strategy."

Jason operates in two business segments, Motor Vehicle Products and Industrial Products. The Company is the leading producer in the world of automotive insulation, industrial brushes and industrial buffing wheels and buffing compounds. Jason has operations in the United States and in ten foreign countries with over 3,500 employees.